MFA
FINANCIAL, INC.
350 Park Avenue
New York, New York 10022

PRESS RELEASE	FOR IMMEDIATE RELEASE

November 4, 2010	NEW YORK METRO

CONTACT:	MFA Investor Relations	NYSE: MFA
800-892-7547
www.mfa-reit.com

MFA Financial, Inc.
Announces Third Quarter 2010 Financial Results

MFA Financial, Inc. (NYSE:MFA) today announced financial results for the third quarter ended September 30, 2010.

Recent financial results and other significant highlights for MFA include:

•	Third quarter net income per common share of $0.27 and Core Earnings (as defined below) per common share of $0.22.
•	Book value was $7.83 per common share at the end of the third quarter.
•
In the third quarter, MFA’s Non-Agency residential MBS (“Non-Agency MBS”) (including MBS underlying MBS Forwards (as defined below)) generated an unlevered loss-adjusted yield of 9.27%.  At September 30, 2010, MFA owned $2.351 billion of Non-Agency MBS (including MBS Forwards) with an average amortized cost basis of 68.1% of par.

•
In the third quarter, MFA’s Agency MBS generated an unlevered yield of 3.93%.  At September 30, 2010, MFA owned $6.181 billion of Agency MBS, consisting of $5.731 billion of hybrid and floating rate MBS and $449.3 million of 15 year fixed rate MBS.  These Agency MBS had an average cost basis of 101.6% of par.

•
Subsequent to quarter end, MFA sold $985 million in principal value of Non-Agency MBS as part of a resecuritization.  In connection with this transaction, $246 million of “AAA” senior bonds were issued to third party investors via a trust at a pass-through rate of LIBOR + 125 basis points.  As required under GAAP, MFA will consolidate the resecuritization and will account for this transaction as a financing of the underlying MBS.

For the third quarter ended September 30, 2010, MFA generated net income available to common stock of $75.2 million, or $0.27 per share of common stock.  Core Earnings for the third quarter were $61.7 million, or $0.22 per share of common stock.  “Core Earnings” represents a non-GAAP financial measure which reflects net income excluding changes in the unrealized net gains on MBS Forwards.  On October 1, 2010, MFA announced its third quarter 2010 dividend of $0.225 per share of common stock, which was paid on October 29, 2010 to stockholders of record as of October 12, 2010.

Stewart Zimmerman, MFA’s Chairman of the Board and CEO, said, “MFA continues to provide stockholders with attractive returns through appropriately leveraged investments in residential MBS.  As we previously projected, Core Earnings per common share increased in the third quarter due to a decline in Agency MBS prepayment rates, and the ongoing success in identifying and acquiring Non-Agency MBS with superior loss-adjusted yields at prices well below par.  Our goal remains to position MFA to generate double-digit returns on equity over time.”

William Gorin, MFA’s President, added, “Through investment in both Non-Agency and Agency MBS, we seek to generate attractive returns with reduced leverage, decreased sensitivity to prepayment rates and with less correlation to changes in interest rates.  In the third quarter, we continued to grow our Non-Agency MBS portfolio through the purchase of approximately $360.3 million of Non-Agency MBS (including $184.9 million of MBS underlying MBS Forwards).  In addition, we acquired $372.6 million of Agency MBS partially replacing prepayments experienced during the third quarter.  We currently project that approximately 60% of our fourth quarter Core Earnings will be generated by Non-Agency MBS.”

With a focus on quantifying credit risk and expected return in the asset selection process, MFA continues to take advantage of the investment opportunities in Non-Agency MBS.  At September 30, 2010, MFA held Non-Agency MBS (including Non-Agency MBS underlying MBS Forwards) with a fair value of $2.351 billion.  These Non-Agency MBS had a face amount of $3.151 billion, an amortized cost of $2.147 billion (68.1% of face amount) and a purchase discount of $983.5 million. This discount consists of a $723.1 million credit reserve and a $260.4 million accretable discount. In addition, at September 30, 2010, these Non-Agency MBS had average structured credit enhancement in the form of subordination of 8.0%. This structured credit enhancement, along with the purchase discount, mitigates MFA’s risk of loss on these investments.  Unlike MFA’s Agency MBS, due to their discounted purchase prices, the return on Non-Agency MBS will increase if the prepayment rates on these securities trend up.

During the third quarter of 2010, MFA’s interest-earning asset portfolio net yield was 4.82%, its cost of funds was 2.26%, and the spread was 2.56% (including MBS underlying MBS Forwards, the net yield was 4.98%, the cost of funds was 2.23% and the spread was 2.75%).  MFA’s book value per common share as of September 30, 2010 includes a negative interest rate swap valuation of $175.3 million from existing interest rate hedges.  As of September 30, 2010, under our swap agreements, MFA had a weighted average fixed pay rate of interest of 3.83% and a floating receive rate of 0.30% on notional balances totaling $3.025 billion, with an average maturity of 24 months.  For the three months ended September 30, 2010, MFA’s costs for compensation and benefits and other general and administrative expenses were $6.1 million.

In the third quarter of 2010, MFA continued to implement its asset allocation strategy.  MFA anticipates that the majority of its assets will continue to be whole pool Agency MBS.  MFA’s repurchase agreement financing continues to be provided from multiple sources.  The following table presents MFA’s asset allocation as of September 30, 2010 and the third quarter 2010 yield, cost of funds and spread for the various asset types.

ASSET ALLOCATION (1)

At September 30, 2010	Agency MBS		Non-Agency MBS (2)		Cash (3)	Other, net (4)	Total
($ in Millions)
Amortized Cost	$5,960		$2,147		$312	$40	$8,459

Market Value	$6,181		$2,351		$312	$40	$8,884
Less Repo Financing	(5,239)		(1,179)		-	-	(6,418)
= Equity Allocated	$942		$1,172		$312	$40	$2,466
Less Swap Mark	-		-		-	(175)	(175)
= Net Equity Allocated	$942		$1,172		$312	$(135)	$2,291

Debt/Net Equity Ratio (5)	5.56	x	1.01	x	-	-	2.80	x

For the Quarter Ended September 30, 2010
Yield on Assets	3.93%		9.27%		0.11%		4.98%
Less Cost of Funds	2.32	(6)	1.79		-		2.23
Spread	1.61%		7.48%		0.11%		2.75%

(1) Information presented with respect to Non-Agency MBS, related repurchase agreement borrowings and resulting totals are presented on a non-GAAP basis.  See the accompanying Reconciliation of Non-GAAP Financial Measures.
(2) Includes Non-Agency MBS and repurchase agreement borrowings underlying MBS Forwards.  The purchase of a Non-Agency MBS and repurchase agreement borrowing of this MBS with the same counterparty are accounted for under GAAP as a “linked transaction.”  The two components of a linked transaction (MBS purchase and borrowing under repurchase agreement) are evaluated on a combined basis and reported as a forward (derivative) contract and are presented as "MBS Forwards" on MFA’s consolidated balance sheet.
(3) Includes cash, cash equivalents and restricted cash.
(4) Includes interest receivable, real estate, goodwill, prepaid and other assets, interest payable, interest rate swap agreements at fair value, dividends payable and accrued expenses and other liabilities.
(5) Represents borrowings under repurchase agreements as a multiple of net equity allocated.
(6) Includes effect of Swaps.

MFA takes into account both coupon resets and expected prepayments when measuring the sensitivity of its MBS portfolio to changes in interest rates. MFA’s MBS are primarily hybrids that have an initial fixed interest rate for a specified period of time and, thereafter, generally reset annually.  In measuring its assets-to-borrowing repricing gap (“Repricing Gap”), MFA measures the difference between:  (a) the weighted average months until coupon adjustment or projected prepayment on its MBS portfolio; and (b) the weighted average months remaining on its repurchase agreements including the impact of interest rate swap agreements.  Assuming a 15% conditional prepayment rate (“CPR”), as of September 30, 2010, the weighted average time to repricing or assumed prepayment for MFA’s MBS portfolio was approximately 29 months and the average term remaining on its repurchase agreement borrowings, including the impact of interest rate swaps, was approximately 12 months, resulting in a Repricing Gap of approximately 17 months (including MBS and repurchase agreement borrowings underlying MBS Forwards). The weighted average prepayment speed on MFA’s MBS portfolio (including MBS underlying MBS Forwards) was 21.7% CPR during the third quarter of 2010.

Stockholders interested in participating in MFA’s Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) or receiving a Plan prospectus may do so by contacting The Bank of New York Mellon, the Plan administrator, at 1-866-249-2610 (toll free).  For more information about the Plan, interested stockholders may also go to the website established for the Plan at http://www.bnymellon.com/shareowner/isd or visit MFA’s website at www.mfa-reit.com.

MFA will hold a conference call on Thursday, November 4, 2010, at 10:00 a.m. (New York City time) to discuss its third quarter 2010 financial results.  The number to dial in order to listen to the conference call is (800) 288-8968 in the U.S. and Canada.  International callers must dial (612) 332-0335.  The replay will be available through Thursday, November 11, 2010 at 11:59 p.m. (New York City time), and can be accessed by dialing (800) 475-6701 in the U.S. and Canada or (320) 365-3844 internationally and entering access code:  177459.  The conference call will also be webcast over the internet and can be accessed at http://www.mfa-reit.com through the appropriate link on MFA’s Investor Information page or, alternatively, over the Thomson Reuters Investor Distribution Network at http://www.fulldisclosure.com.  To listen to the call over the internet, go to the applicable website at least 15 minutes before the call to register and to download and install any needed audio software.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to borrow to finance its assets; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the Securities and Exchange Commission, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2010	2009
(In Thousands, Except Per Share Amounts)	(Unaudited)
Assets:
Agency mortgage-backed securities (“MBS”), at fair value ($5,721,900 and $7,597,136 pledged, respectively)	$6,180,753	$7,664,851
Non-Agency MBS, at fair value ($1,102,820 and $240,694 pledged, respectively)	1,804,776	1,093,103
Cash and cash equivalents	270,925	653,460
Restricted cash	41,213	67,504
Forward contracts to repurchase MBS (“MBS Forwards”), at fair value	125,744	86,014
Interest receivable	34,297	41,775
Real estate, net	10,802	10,998
Goodwill	7,189	7,189
Prepaid and other assets	2,305	2,315
Total Assets	$8,478,004	$9,627,209

Liabilities:
Repurchase agreements	$5,995,447	$7,195,827
Accrued interest payable	7,397	13,274
Mortgage payable on real estate	-	9,143
Interest rate swap agreements, at fair value	175,303	152,463
Dividends and dividend equivalents rights payable	538	76,286
Accrued expenses and other liabilities	8,361	11,954
Total Liabilities	$6,187,046	$7,458,947

Commitments and contingencies

Stockholders' Equity:
Preferred stock, $.01 par value; series A 8.50% cumulative redeemable; 5,000 shares authorized; 3,840 shares issued and outstanding ($96,000 aggregate liquidation preference)	$38	$38
Common stock, $.01 par value; 370,000 shares authorized; 280,335 and 280,078 issued and outstanding, respectively	2,803	2,801
Additional paid-in capital, in excess of par	2,183,163	2,180,605
Accumulated deficit	(121,261)	(202,189)
Accumulated other comprehensive income	226,215	187,007
Total Stockholders’ Equity	$2,290,958	$2,168,262
Total Liabilities and Stockholders’ Equity	$8,478,004	$9,627,209

MFA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In Thousands, Except Per Share Amounts)	2010	2009	2010	2009
	(Unaudited)
Interest Income:
MBS	$97,296	$124,399	$293,455	$383,029
Cash and cash equivalent investments	121	149	286	1,020
Interest Income	97,417	124,548	293,741	384,049

Interest Expense	35,464	52,976	109,656	183,119

Net Interest Income	61,953	71,572	184,085	200,930

Other-Than-Temporary Impairments:
Total other-than-temporary impairment losses	-	-	(184)	(78,135)
Portion of loss (reclassified from)/recognized in other comprehensive income	-	-	(5,228)	69,126
Net Impairment Losses Recognized in Earnings	-	-	(5,412)	(9,009)

Other Income, Net:
Gains on MBS Forwards, net	21,307	754	41,304	754
Gains on sale of MBS, net	-	-	33,739	13,495
Revenue from operations of real estate	369	378	1,100	1,145
Loss on termination of repurchase agreements	-	-	(26,815)	-
Miscellaneous other income, net	-	-	-	43
Other Income, Net	21,676	1,132	49,328	15,437

Operating and Other Expense:
Compensation and benefits	4,106	3,710	12,527	10,824
Other general and administrative expense	2,003	1,713	5,995	5,559
Real estate operating expense, mortgage interest and prepayment penalty	306	444	1,298	1,359
Operating and Other Expense	6,415	5,867	19,820	17,742

Net Income	77,214	66,837	208,181	189,616
Less: Preferred Stock Dividends	2,040	2,040	6,120	6,120
Net Income Available to Common Stock and Participating Securities	$75,174	$64,797	$202,061	$183,496

Income Per Share of Common Stock:
Basic and Diluted	$0.27	$0.25	$0.72	$0.78

Dividends Declared Per Share of Common Stock	$0.19	$0.25	$0.43	$0.47

Reconciliations of Non-GAAP Financial Measures

This press release contains disclosures related to MFA’s Core Earnings, Core Earnings per common share, investments in Non-Agency MBS and returns on such assets for the three months ended September 30, 2010, which may constitute non-GAAP financial measures within the meaning of Regulation G as promulgated by the Securities and Exchange Commission.  MFA’s management believes that the non-GAAP financial measures presented in this press release, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results and balance sheet composition.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Core Earnings and Core Earnings per common share for the quarter ended September 30, 2010 are not measures of performance in accordance with GAAP, as they exclude changes in unrealized net gains on MBS underlying our MBS Forwards, which are difficult to predict, and MFA believes that Core Earnings provides investors with a valuable measure of the performance of MFA’s ongoing business.  MFA’s management believes that Core Earnings and Core Earnings per common share provide useful supplemental information to both management and investors in evaluating our financial results.  Reconciliations of the GAAP items discussed above to their non-GAAP measures for the three months ended September 30, 2010 are as follows:

	Three Months Ended September 30, 2010
(In Thousands, Except Per Share Amount)	Reconciliation	Basic and Diluted EPS
GAAP Net Income Available to Common Stock and
Participating Securities	$75,174	$0.27
Non-GAAP Adjustments:
Changes in Net Unrealized Gains on MBS Forwards	(13,509)	(0.05)
Core Earnings/Core Earnings per Common Share	$61,665	$0.22

Weighted average common shares outstanding - basic		281,181
Weighted average common shares outstanding - diluted		281,236

As previously described, certain purchases of Non-Agency MBS are accounted for as linked transactions in MFA’s GAAP financial statements as at September 30, 2010.  In assessing the performance of the Non-Agency MBS portfolio, MFA’s management does not view these transactions as linked, but rather views the performance of the underlying linked MBS and the related repurchase agreement borrowings as it would any other Non-Agency MBS that is not part of a linked transaction.  Consequently, MFA considers that these non-GAAP financial measures enhance the ability of investors to analyze the performance of MFA’s Non-Agency MBS in the same way that MFA’s management assesses such assets.  However, these non-GAAP financial measures do not take into account the effect of the changes in net unrealized gains in MBS Forwards, which are included in GAAP earnings.

Information pertaining to MFA’s Non-Agency MBS that are a component of linked transactions are reconciled below as of and for the three months ended September 30, 2010 with the most directly comparable financial measure calculated in accordance with GAAP, as follows:
			Adjustments to Include
			Assets/Liabilities
	GAAP Based		Underlying MBS		Non-GAAP
(Dollars in Thousands)	Information		Forwards		Presentation
At September 30, 2010:
Repurchase Agreement Borrowings (Debt)	$5,995,447		$422,311	(1)	$6,417,758
Stockholders' Equity	$2,290,958				$2,290,958
Debt-to-Equity (Debt/Stockholders' Equity)	2.6	x			2.8	x

For the Three Months Ended September 30, 2010:
Average Interest Earning Assets	$8,077,629		$513,863	(2)	$8,591,492
Interest Income	$97,417		$9,520		$106,937
Yield on Interest Earning Assets	4.82%		7.41%		4.98%

Average Repurchase Agreement Borrowings	$6,205,856		$407,329	(1)	$6,613,185
Interest Expense	$35,464		$1,722		$37,186
Cost of Funds	2.26%		1.68%		2.23%

Net Interest Rate Spread	2.56%		5.73%		2.75%

(1)  Represents borrowings under repurchase agreements underlying MBS Forwards.
(2)  Represents Non-Agency MBS underlying MBS Forwards.

The table below reconciles Non-Agency MBS and related repurchase agreement borrowings on a GAAP basis to reflect on a combined basis its Non-Agency MBS and related repurchase agreement borrowings underlying its MBS Forwards, which is a non-GAAP financial measure.  Based on this non-GAAP presentation, MFA has also presented certain resulting performance measures on a non-GAAP basis.

		Adjustments to Include
		Assets/Liabilities
	GAAP Based	Underlying MBS	Non-GAAP
(Dollars in Thousands)	Information	Forwards (1) (2)	Presentation
At September 30, 2010:
Amortized Cost of Non-Agency MBS	$1,623,661 (3)	$523,294	$2,146,955
Fair Value of Non-Agency MBS	$1,804,776	$545,929	$2,350,705
Face/Par Value of Non-Agency MBS	$2,526,586	$624,076	$3,150,662
Purchase Premiums	$1,064	$304	$1,368
Purchase Discount Designated as Credit Reserve	$(667,221)	$(55,893)	$(723,114)
Purchase Discount Designated as Accretable	$(215,181)	$(45,193)	$(260,374)
Total Purchase Discount of Non-Agency MBS	$(882,402)	$(101,086)	$(983,488)

Non-Agency Repurchase Agreements	$756,428	$422,311	$1,178,739

For the Three Months Ended September 30, 2010:
Non-Agency MBS Average Amortized Cost	$1,488,578	$513,863	$2,002,441
Non-Agency Average Repurchase Agreement Borrowings	$700,268	$407,329	$1,107,597
Coupon Interest on Non-Agency MBS	$27,605	$7,003	$34,608
Net Discount Accretion on Non-Agency MBS	$9,301	$2,517	$11,818
Interest Income on Non-Agency MBS	$36,906	$9,520	$46,426

Interest Expense on Non-Agency Repurchase Agreement
Borrowings	$3,266	$1,722	$4,988
Net Asset Yield on Non-Agency MBS	9.92%	7.41%	9.27%
Non-Agency Cost of Funds	1.85%	1.68%	1.79%
Non-Agency Spread	8.07%	5.73%	7.48%

(1)  Represents borrowings under repurchase agreements underlying MBS Forwards.
(2)  Represents Non-Agency MBS underlying MBS Forwards.
(3)  Amortized cost is reduced by cumulative other-than-temporary impairments recognized through earnings of $21.6 million.